Exhibit 5.1

1600 El Camino Real Menlo Park, CA 94025 650 752 2000 FAX 650 752 2111	New York Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong

April 17, 2009

E*TRADE Financial Corporation
135 East 57th Street
New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel for E*TRADE Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of (a) shares of common stock, par value $0.01 per share (the “Common Stock”), and related preferred stock purchase rights (“Series B Rights”) of the Company; (b) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Company; (c) the Company’s senior debt securities and subordinated debt securities (collectively, the “Debt Securities”), which may be issued pursuant to a senior debt indenture, between the Company and a trustee to be named therein (the “Senior Debt Trustee”) (the “Senior Debt Indenture”) and a subordinated debt indenture between the Company and a trustee to be named therein (the “Subordinated Debt Trustee” and, together with the Senior Debt Trustee, the “Trustees”) (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”); (d) warrants of the Company (the “Warrants”), which may be issued pursuant to a warrant agreement between the Company and a warrant agent to be named therein (the “Warrant Agent”) (the “Warrant Agreement”); (e) depositary shares of the Company (the “Depositary Shares”) each representing a fractional interest in a share of Preferred Stock and evidenced by a deposit receipt (the “Deposit Receipts”), which may be issued pursuant to a deposit agreement among the Company, a depositary to be named therein (the “Depositary”) and the holders from time to time of the Deposit Receipts issued thereunder (the “Deposit Agreement”); (f) rights of the Company (the “Rights”), which may be issued pursuant to a rights agreement (the “Rights Agreement”) between the Company and a rights agent to be named therein (the “Rights Agent”); (g) purchase contracts (the “Purchase Contracts”), which may be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and the purchase contract agent to be named therein (the

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“Purchase Contract Agent”); and (h) units (the “Units”) to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent (the “Unit Agent”), and the holders from time to time of the Units (each such unit agreement, a “Unit Agreement”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

1.           When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock and any related Series B Rights proposed to be sold by the Company, and when such shares of Common Stock and any related Series B Rights are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof) or upon conversion or exercise of any security offered under the Registration Statement (the “Offered Security”), in accordance with terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the Board of Directors, for the consideration approved by the Board of Directors (which consideration is not less than the par value of the Common Stock), such shares of Common Stock will be validly issued, fully-paid and non-assessable and any Series B Rights will be validly issued.

2.           Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of shares of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement or instrument (including upon exercise of Rights) against payment therefor (in excess of par value thereof), such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.           When the Indentures and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustees and the Company, the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the applicable Indenture, and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with such Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights

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generally, concepts of reasonableness and equitable principles of general applicability.

4.           When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company, the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement, and such Warrants have been duly authorized, executed, issued and delivered in accordance with the Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

5.           When the Deposit Agreement to be entered into in connection with the issuance of any Deposit Receipts has been duly authorized, executed and delivered by the Depositary and the Company, the specific terms of the Depositary Shares have been duly authorized and established in accordance with the Deposit Agreement, the underlying Preferred Shares have been validly issued as described in paragraph 2 above, the Depositary has duly issued the Deposit Receipts evidencing the Depositary Shares against deposit of the Preferred Shares in respect thereof in accordance with the Deposit Agreement, and the Deposit Receipts have been duly executed, issued and delivered by one of the Depositary’s authorized officers in accordance with the Deposit Agreement and the applicable underwriting or other agreement against payment therefor, the Deposit Receipts will be duly and validly issued.

6.           When the Purchase Contract Agreement to be entered into in connection with the issuance of any Purchase Contracts has been duly authorized, executed and delivered by the Purchase Contract Agent and the Company, the specific terms of the Purchase Contracts have been duly authorized and established in accordance with the Purchase Contract Agreement, and such Purchase Contracts have been duly authorized, executed, issued and delivered in accordance with the Purchase Contract Agreement and the applicable underwriting or other agreement against payment therefor, such Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

7.           When the necessary corporate action on the part of the Company has been taken to authorize the issuance and distribution of the Rights and the Rights have been duly distributed by the Company in the manner and upon the terms approved by the Board of Directors, such Rights will be validly issued.

8.           When the Unit Agreement to be entered into in connection with the issuance of any Units has been duly authorized, executed and delivered by the Unit

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Agent and the Company, the specific terms of the Units have been duly authorized and established in accordance with the Unit Agreement, and such Units have been duly authorized, executed, issued and delivered in accordance with the Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security.  We have assumed that any contract referred to herein but not filed as an exhibit to the Registration Statement as of the date hereof will be governed by the laws of the State of New York.  We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell